Exhibit 10(hhh)
AMENDMENT TO CHAIRMANSHIP AGREEMENT
     The agreement, dated August 30, 2005 (the “Agreement”), by and between Hasbro, Inc. (“Hasbro” or “the Company”), and Alan G. Hassenfeld (“Mr. Hassenfeld”), currently Chairman of the Board of the Company (the “Board”), is hereby amended, effective as of May 22, 2008 (“the “Effective Date”), in the manner set forth below:
     1. Section 4 of the Agreement shall be replaced in its entirety with the following provision:
     “Term of Agreement; Service as a Director.
          a. Commencing as of the Effective Date, Mr. Hassenfeld’s term as Chairman of the Board shall end; however, Mr. Hassenfeld shall continue to serve as a director of the Company and as Chair of the Board’s Executive Committee. In this capacity, Mr. Hassenfeld shall have the same duties and responsibilities as other Board members, as well as the duties and responsibilities associated with chairing the Executive Committee.
          b. This agreement shall extend for an initial two (2) year term from the Effective Date, which term shall be renewed automatically for periods of one (1) year commencing on the second anniversary of the Effective Date and on each subsequent anniversary thereafter, unless either Mr. Hassenfeld or the Board of Directors of the Company gives written notice of non-renewal to the other no later than December 31st of the year preceding the expiration of the then-current term, or unless such term is terminated earlier pursuant to Section 8 of the Agreement (such time period is referred to as the “Service Period”). Subject to the restrictions on competition, solicitation, and disclosure of proprietary information set forth in Sections 10 and 11 of the Agreement, Mr. Hassenfeld may work as an employee, director, or as a consultant for any person or entity during the Service Period, provided that such employment does not interfere with the performance of his duties as a director of the Company or constitute a conflict of interest. Such employment or consulting arrangement shall not in any way violate the provisions of this Agreement, nor in any way limit Mr. Hassenfeld’s right to receive the payments and benefits provided for thereunder.
     2. The second sentence of Section 5 of the Agreement shall be amended by removing the term “$45,000”.
     3. The third and fourth sentences of Section 5 of the Agreement shall be replaced in their entirety with the following:
     “Further, during the Service Period, the Company shall (a) bear the reasonable cost of salary and benefits for one secretary (any additional secretarial assistance shall be at Mr. Hassenfeld’s expense); (b) in lieu of his current office at Company headquarters (which will be vacated by October 1, 2008), reimburse Mr. Hassenfeld on a quarterly basis for the cost of mutually-acceptable office space for Mr. Hassenfeld and his support staff in Providence, Rhode Island (the “Providence office space”); (c) pay $6,250 per calendar quarter towards office expenses incurred in connection with the operation of the Providence office; and (d) pay $50,000 per calendar quarter towards expenses incurred by Mr. Hassenfeld in connection with his activities as a director of Hasbro, his chairmanship of the ICTI “CARE” process, and as a public “ambassador” for the toy industry (including, without limitation, travel expenses and dues for membership in such organizations as the World Economic Forum). Unless otherwise agreed, memberships in organizations funded through this expense allowance will be in Mr. Hassenfeld’s name, rather than the name of the Company. In addition, in connection with Mr. Hassenfeld’s relocation to the Providence office space, the Company shall, upon receipt of appropriate written documentation, reimburse out-of-pocket costs for leasehold improvements, furnishings and other preparatory expenses in amounts to be agreed by the parties. Items (b), (c) and (d) above shall be paid at the start of each calendar quarter, and shall be pro-rated for any partial calendar quarter during the Service Period. Payments pursuant to (b) and (c) above shall commence as of the date upon which Mr. Hassenfeld takes occupancy of the Providence office space, and the payment pursuant to (d) shall commence as of May 22, 2008. In the event that the Service Period ends prior to the end of the lease term for the Providence office space, the Company shall, upon receipt of written notice from Mr. Hassenfeld within thirty (30) days of the termination of the Service Period, accept an assignment or sub-lease of the lease from Mr. Hassenfeld.”
     4. Section 8.d. (a) shall be amended by substituting the words “as Chair of the Executive Committee of the Board” for “or for the Company’s Chief Executive Officer”. Lines 3 and 4 of Section 8.e. shall be amended by substituting “removal as a director” for “cessation of services as Chairman”.
     5. Line 6 of Section 9 shall be amended by substituting “a director” for “as Chairman”.
     6. As of the Effective Date, the words “Mr. Hassenfeld” shall be substituted for “Chairman” or “the Chairman”, and the words “Service Period” shall be substituted for “Chairmanship Period”, wherever they appear in sections 1 — 26 of the Agreement.
     7. All other terms and conditions of the Agreement shall remain in full force and effect.
     8. The parties acknowledge that they have had an opportunity to consult with legal advisors regarding the terms and effect of this agreement.

     The parties have executed this Amendment effective as of the date set forth above.

HASBRO, INC.

By: Name:	/s/ Brian Goldner Brian Goldner

Title:	President and CEO

ALAN G. HASSENFELD

/s/ Alan G. Hassenfeld